                                                                    Exhibit 99.1


                                (ASHWORTH LOGO)

                                Contact: Randall L. Herrel, Sr. - Chairman & CEO
                                (760) 929-6142
                                Terence Tsang - EVP & COO/CFO
                                (760) 929-4611

                                Investor Relations: James K. White
                                Kehoe, White & Company, Inc
                                (562) 437-0655

     ASHWORTH, INC. REPORTS FISCAL 2003 THIRD QUARTER AND NINE-MONTH RESULTS


CARLSBAD, CALIFORNIA, August 28, 2003-- Ashworth, Inc. (NASDAQ: ASHW), a leading designer of sportswear and golf apparel, today announced financial results for the third quarter and first nine months of fiscal 2003.

Consolidated net revenue for the third quarter ended July 31, 2003 increased 5.0% to $38.0 million as compared to $36.2 million for the third quarter of 2002. Consolidated third quarter net income was $2.1 million or $0.16 per diluted share compared to a consolidated net loss of $573,000 or $0.04 per diluted share in the same quarter of the prior year. During the third quarter of fiscal 2002 the Company established a $4.25 million increase in the reserve for bad debts related to a single major retail account. Without the increase in reserve, the Company would have reported consolidated net income of $2.0 million or $0.15 per basic share for the third quarter of fiscal 2002. The Company believes that excluding the effect of the increase in reserve for bad debts booked in the third quarter of fiscal 2002 for the single customer filing for protection under the U.S. bankruptcy laws provides additional information to investors to better understand the impact the transaction had on the Company's performance for the third quarter of 2003 as compared to the same quarter of fiscal 2002 and, therefore, the adjusted consolidated net income measure is useful to investors. Consolidated net revenue for the Company's domestic business segment increased 1.6% to $31.7 million from $31.2 million in the same period of the prior year. Consolidated net revenue for the Company's international business segment increased 26.0% to $6.3 million from $5.0 million in the like period of the last year. Third quarter revenue from Ashworth(R) branded merchandise increased 5.5% to $30.3 million and revenue from Callaway Golf apparel, which was introduced in April 2002, increased 1.9% to $7.7 million for the quarter.

For the nine-month period ended July 31, 2003 consolidated net revenue increased 17.2% to $117.1 million compared to $99.9 million for the same period in fiscal 2002. Consolidated net income for the first nine months of fiscal 2003 was $6.5 million or $0.49 per diluted share, compared to consolidated net income of $2.0 million, or $0.14 per diluted share, for the same period of fiscal 2002. Without the effect of the reserve increase, the Company would have reported consolidated net income of $4.5 million or $0.33 per diluted share for the nine-month period of fiscal 2002. Consolidated net revenue in the Company's domestic business segment increased 14.4% to $98.6 million from $86.2 million in fiscal 2002. Consolidated net revenue for the Company's international business segment increased 35.0% to $18.5 from $13.7 million for the same period of the prior year. Nine month fiscal 2003 revenue from Ashworth branded merchandise increased 5.3% to $93.3 million and revenue from Callaway Golf apparel, which was introduced in April 2002, increased 110% to $23.8 million for the nine-month period.

Randall L. Herrel, Sr., Chairman and Chief Executive Officer, stated, "We are pleased with the improvement in the third quarter and the first nine-months results for fiscal 2003. This performance is notable in light of the unrest in the Middle East, a continuing weak industry and challenging economic environment during the period. We believe these favorable results are due to our new multi-brand, multi-channel global business and strategy, which is being fully implemented in fiscal 2003. The increase in our domestic business segment during the current quarter resulted from the 68.2% growth in the retail channel and the 1.2% increase in the corporate channel. This was partially offset by the 3.8% decline in the golf and off-course specialty channel, which we believe was due to the challenging economic and industry environment, as well as poor weather on the east coast."

In reviewing the Company's financial position, Terence Tsang, Chief Operating Officer and Chief Financial Officer, stated, "Our gross margins increased 30 basis points to 41.3% for the third quarter of fiscal 2003 from 41.0% for the same period last year, due primarily to our continued initiative to improve sourcing. This initiative enables the Company to stay competitive without affecting our gross margin in the golf apparel market which is experiencing price compression."

Mr. Tsang continued, "Our balance sheet continues to get stronger as we manage our working capital and seek to optimize our financial leverage. Net accounts receivable decreased 13.0% over the prior year while net revenues increased 5.0% for the third quarter. Our total inventory increased 8.7% to $42.3 million as of July 31, 2003 as compared to $38.9 million as of July 31, 2002. While the Ashworth brand inventory decreased approximately 8.5% over the prior year, the Callaway Golf apparel brand inventory increased to approximately $11.1 million as of July 31, 2003 as compared to $4.8 million as of July 31, 2002. As we are still in a developing stage for the Callaway Golf apparel brand, we are expecting to carry a higher level of inventory as we continue to penetrate new accounts. Finally, our total debt decreased $5.0 million to $9.0 million as of July 31, 2003 as compared to $14.0 million as of July 31, 2002 due to management initiatives to improve cash flow."

The Company confirmed and updated its revenue and earnings guidance for the balance of fiscal 2003. Based on current information, the Company expects consolidated net revenues for fiscal 2003 of $147.6 million to $149.6 million, an increase in the range of approximately 14% to 16% compared to fiscal 2002, and earnings of $0.54 to $0.57 per diluted share, an increase in the range of 184% to 200% compared to fiscal 2002. Excluding the $2.55 million after tax effect of the additional bad debt reserve booked in fiscal 2002, or $0.19 per diluted share, the increase in earnings per diluted share for fiscal 2003 as compared to fiscal 2002 is expected to be in the range of 42% to 50%. The Company believes that excluding the effect of the bad debt charge booked in the third quarter of fiscal 2002 resulting from a significant national retail customer filing for protection under U.S. bankruptcy laws provides a more accurate projected rate of growth in earnings per diluted share for fiscal 2003 as compared to fiscal 2002 and, therefore, the projection is useful to investors.

Based on current business trends the Company expects fiscal 2003 fourth quarter net revenues of $30.5 million to $32.5 million, an increase in the range of approximately 4% to 11% compared to the same quarter of fiscal 2002, and earnings of $0.05 to $0.08 per diluted share, compared to earnings of $0.04 in the same quarter of fiscal 2002. The Company currently plans to report fourth quarter and year-end results on Thursday, December 18th at market close.

Mr. Herrel concluded, "We continue to be optimistic about the future of Ashworth. We have two strong brands to grow our business. As evidenced by our positive operating results starting in the fourth quarter of fiscal 2002 and continuing during the first nine months of fiscal 2003, our new business model, which includes multi-brand and multi-channel strategies, is a key driver of this success."

Investors and all others are invited to listen to a conference call discussing the third quarter 2003 results and fiscal 2003 outlook, today at 4:30 p.m. Eastern Time. The call will be broadcast over the Internet at www.ashworthinc.com. An online replay will be available until September 5, 2003. Additionally, a 48-hour telephone replay will be accessible by calling (877) 519-4471 for domestic callers and (973) 341-3080 for international callers; conference ID# 4131524.

ASHWORTH, INC. is a designer of men's and women's golf-inspired lifestyle sportswear distributed domestically and internationally in golf pro shops, resorts, upscale department and specialty stores and to corporate customers. Ashworth products include three main brand extensions. Ashworth Collection(TM) is a range of upscale sportswear designed to be worn on and off course. Ashworth Authentics(TM) showcases the most popular items from the Ashworth line. Ashworth Weather Systems(R) utilizes technology to create a balance between fashion and function in any climatic condition. Callaway Golf is a trademark of Callaway Golf Company. Ashworth, Inc., 2765 Loker Avenue West, Carlsbad, CA 92008 is an Official Licensee of Callaway Golf Company.

To learn more, please visit our Web site at www.ashworthinc.com.

This press release contains forward-looking statements related to the Company's market position, finances, operating results, marketing plans and strategies. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. These statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the timely development and acceptance of new products, as well as strategic alliances, the impact of competitive products and pricing, the success of the Callaway Golf apparel product line, the preliminary nature of bookings information, the ongoing risk of excess or obsolete inventory, potential inadequacy of booked reserves, the timely completion and successful operation of the new distribution facilities in Oceanside, CA and Basildon, England and other risks described in Ashworth, Inc.'s SEC reports, including the report on Form 10-K for the year ended October 31, 2002 and Form 10-Q's filed thereafter.

                                 (tables follow)

                                 ASHWORTH, INC.

                        CONSOLIDATED STATEMENTS OF INCOME

                   THIRD QUARTER ENDED JULY 31, 2003 AND 2002
                                   (UNAUDITED)

                                                             SUMMARY OF RESULTS OF OPERATIONS
                                                                 2003              2002
                                                             -------------      ------------
THIRD QUARTER

Net Revenue                                                  $  37,960,000      $ 36,236,000
Cost of Sales                                                   22,284,000        21,385,000
                                                             -------------      ------------
    Gross Profit                                                15,676,000        14,851,000
Selling, General and Administrative Expenses                    12,051,000        15,609,000
                                                             -------------      ------------
Income from Operations                                           3,625,000          (758,000)
Other Income (Expense):
    Interest Income                                                  9,000             7,000
    Interest Expense                                              (232,000)         (258,000)
    Other Income, net                                               37,000            54,000
                                                             -------------      ------------
    Total Other Expense, net                                      (186,000)         (197,000)

Income Before Provision for Income Tax Expense                   3,439,000          (955,000)
Provision for Income Tax Expense                                (1,376,000)          382,000
                                                             -------------      ------------
    Net Income                                               $   2,063,000      $   (573,000)
                                                             =============      ============
Income Per Share - BASIC                                     $        0.16      $      (0.04)
Weighted Average Common Shares Outstanding                      13,006,000        13,289,000
                                                             =============      ============
Income Per Share - DILUTED                                   $        0.16      $      (0.04)
Adjusted Weighted Average Shares and Assumed Conversions        13,211,000        13,289,000
                                                             =============      ============
NINE MONTHS

Net Revenue                                                  $ 117,118,000      $ 99,920,000
Cost of Sales                                                   69,515,000        59,444,000
                                                             -------------      ------------
    Gross Profit                                                47,603,000        40,476,000
Selling, General and Administrative Expenses                    36,445,000        36,654,000
                                                             -------------      ------------
Income from Operations                                          11,158,000         3,822,000
Other Income (Expense):
    Interest Income                                                 24,000            39,000
    Interest Expense                                              (683,000)         (655,000)
    Other Income, net                                              253,000            59,000
                                                             -------------      ------------
    Total Other Expense, net                                      (406,000)         (557,000)

Income Before Provision for Income Tax Expense                  10,752,000         3,265,000
Provision for Income Tax Expense                                (4,301,000)       (1,306,000)
                                                             -------------      ------------
    Net Income                                               $   6,451,000      $  1,959,000
                                                             =============      ============
Income Per Share - BASIC                                     $        0.50      $       0.15
Weighted Average Common Shares Outstanding                      12,972,000        13,224,000
                                                             =============      ============
Income Per Share - DILUTED                                   $        0.49      $       0.14
Adjusted Weighted Average Shares and Assumed Conversions        13,124,000        13,597,000
                                                             =============      ============

                                              ASHWORTH, INC.

                                        CONSOLIDATED BALANCE SHEETS

                                       AS OF JULY 31, 2003 AND 2002
                                                (UNAUDITED)

                                                           JULY 31,         JULY 31,
ASSETS                                                       2003             2002
                                                         ------------     ------------
CURRENT ASSETS
   Cash and Cash Equivalents                             $  4,029,000     $    399,000
   Accounts Receivable-Trade, net                          33,733,000       38,766,000
   Inventories, net                                        42,321,000       38,857,000
   Other Current Assets                                     8,553,000        7,664,000
                                                         ------------     ------------
     Total Current Assets                                  88,636,000       85,686,000

Property and Equipment, net                                17,579,000       18,177,000
    Other Assets, net                                         704,000          970,000
                                                         ------------     ------------
                         Total Assets                    $106,919,000     $104,833,000
                                                         ============     ============

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
   Line of Credit Payable                                $  6,000,000     $ 10,350,000
   Current Portion of Long-Term Debt                          284,000          803,000
   Accounts Payable - Trade                                 7,079,000        7,365,000
   Other Current Liabilities                                3,809,000        3,436,000
                                                         ------------     ------------
     Total Current Liabilities                             17,172,000       21,954,000

Long-Term Debt                                              2,706,000        2,866,000
Other Long-Term Liabilities                                 1,584,000        1,279,000
Stockholders' Equity                                       85,457,000       78,734,000
                                                         ------------     ------------
          Total Liabilities and Stockholders' Equity     $106,919,000     $104,833,000
                                                         ============     ============

This earnings release includes information presented on a pro forma basis. These pro-forma financial measures are considered "non-GAAP" financial measures within the meaning of SEC Regulation G. The Company believes that this presentation of pro forma results provides useful information to both management and investors to better understand the impact the additional bad debt charge booked in the third quarter of fiscal 2002. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with generally accepted accounting principles. The reconciliation set forth below is provided in accordance with Regulation G and reconciles the pro forma financial measure with the most directly comparable GAAP-based financial measure.

                                 ASHWORTH, INC.

                  PRO FORMA CONSOLIDATED STATEMENTS OF INCOME

                   THIRD QUARTER ENDED JULY 31, 2003 AND 2002
                                   (UNAUDITED)

                                        QUARTER
                                         ENDED                           QUARTER ENDED
                                        7/31/03                             7/31/02
                                     ------------      ------------------------------------------------
                                                                           ADDITIONAL
                                          AS                AS              BAD DEBT          PRO FORMA
                                       REPORTED          REPORTED           RESERVE            RESULTS
                                     ------------      ------------      ------------      ------------
Net Revenue                          $ 37,960,000      $ 36,236,000                --        36,236,000
Cost of Sales                          22,284,000        21,385,000                --        21,385,000
                                     ------------      ------------      ------------      ------------
    Gross Profit                       15,676,000        14,851,000                --        14,851,000
Selling, General and
    Administrative Expenses            12,051,000        15,609,000        (4,250,000)       11,359,000
                                     ------------      ------------      ------------      ------------
Income from Operations                  3,625,000          (758,000)        4,250,000         3,492,000
Other Income (Expense):
    Interest Income                         9,000             7,000                --             7,000
    Interest Expense                     (232,000)         (258,000)               --          (258,000)
    Other Income, net                      37,000            54,000                --            54,000
                                     ------------      ------------      ------------      ------------
    Total Other Expense, net             (186,000)         (197,000)               --          (197,000)
Income Before Provision for

    Income Tax Expense                  3,439,000          (955,000)        4,250,000         3,295,000
Provision for Income Tax Expense       (1,376,000)          382,000        (1,700,000)       (1,318,000)
                                     ------------      ------------      ------------      ------------
    Net Income                       $  2,063,000      ($   573,000)     $  2,550,000      $  1,977,000
                                     ============      ============      ============      ============
Income Per Share - BASIC             $       0.16      ($      0.04)     $       0.19      $       0.15
Weighted Average Common
    Shares Outstanding                 13,006,000        13,289,000        13,289,000        13,289,000
                                     ============      ============      ============      ============

Income Per Share - DILUTED           $       0.16      ($      0.04)     $       0.18      $       0.14
Adjusted Weighted Average Shares
    and Assumed Conversions            13,211,000        13,289,000        13,833,000        13,833,000
                                     ============      ============      ============      ============

                                 ASHWORTH, INC.

                  PRO FORMA CONSOLIDATED STATEMENTS OF INCOME

                    NINE MONTHS ENDED JULY 31, 2003 AND 2002
                                   (UNAUDITED)

                                      NINE MONTHS
                                         ENDED                          NINE MONTHS ENDED
                                        7/31/03                              7/31/02
                                     -------------      ------------------------------------------------
                                                                           ADDITIONAL
                                          AS                 AS             BAD DEBT          PRO FORMA
                                       REPORTED           REPORTED          RESERVE            RESULTS
                                     -------------      ------------      ------------      ------------
Net Revenue                          $ 117,118,000      $ 99,920,000                --        99,920,000
Cost of Sales                           69,515,000        59,444,000                --        59,444,000
                                     -------------      ------------      ------------      ------------
    Gross Profit                        47,603,000        40,476,000                --        40,476,000
Selling, General and
    Administrative Expenses             36,445,000        36,654,000        (4,250,000)       32,404,000
                                     -------------      ------------      ------------      ------------
Income from Operations                  11,158,000         3,822,000         4,250,000         8,072,000
Other Income (Expense):
    Interest Income                         24,000            39,000                --            39,000
    Interest Expense                      (683,000)         (655,000)               --          (655,000)
    Other Income, net                      253,000            59,000                --            59,000
                                     -------------      ------------      ------------      ------------
    Total Other Expense, net              (406,000)         (557,000)               --          (557,000)
Income Before Provision for
    Income Tax Expense                  10,752,000         3,265,000         4,250,000         7,515,000
Provision for Income Tax Expense        (4,301,000)       (1,306,000)       (1,700,000)       (3,006,000)
                                     -------------      ------------      ------------      ------------
    Net Income                       $   6,451,000      $  1,959,000      $  2,550,000      $  4,509,000
                                     =============      ============      ============      ============

Income Per Share - BASIC             $        0.50      $       0.15      $       0.19      $       0.34
Weighted Average Common
    Shares Outstanding                  12,972,000        13,224,000        13,224,000        13,224,000
                                     =============      ============      ============      ============

Income Per Share - DILUTED           $        0.49      $       0.14      $       0.19      $       0.33
Adjusted Weighted Average Shares
    and Assumed Conversions             13,124,000        13,597,000        13,597,000        13,597,000
                                     =============      ============      ============      ============